Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS IMPROVED

THIRD QUARTER 2013 RESULTS

FAIRLAWN, OHIO, September 30, 2013 –

•

For the third quarter of 2013, the Company reported improved income from continuing operations of $9.0 million, or $0.19 per diluted share, compared to $6.9 million, or $0.15 per diluted share for the third quarter of 2012.

•	Gross profit margins increased to 20.9% in the third quarter of 2013 as compared to 20.1% a year ago, due to favorable product mix and cost reduction actions.

•	Strong cash flow in the quarter resulted in a Net Debt reduction of $22.4 million.

•	Full-year 2013 Adjusted Income from Continuing Operations is expected to approximate 2012 levels.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $9.0 million, or $0.19 per diluted share, for the third quarter ending August 31, 2013. This compares to third quarter 2012 income from continuing operations of $6.9 million, or $0.15 per diluted share.

“Our financial results in the third quarter of 2013 improved on both a sequential basis and as compared to last year. A favorable mix of business and cost reduction actions contributed to the improvement while we generated the best volumes of fiscal 2013 in Performance Chemicals, and the highest quarterly operating profit in Engineered Surfaces since 2000,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“We continue to work on a number of key structural improvements in Performance Chemicals that should positively contribute to future results, including the recent startup of new specialty chemicals capacity in China, emulsion manufacturing footprint consolidation in the U.S., and several exciting new product launches. Engineered Surfaces is benefitting from the sale of the commercial wallcovering business, the completed manufacturing consolidation earlier in the year, and growth in the U.S. housing / refurbishment markets. In addition to the rebound in housing, there are encouraging signs in other key end markets in which we are well positioned such as oil and gas exploration, personal hygiene and transportation,” said McMullen.

“The Company expects that fourth quarter results will be significantly above last year’s fourth quarter, and similar to the third quarter of 2013. The Company also believes that full-year 2013 Adjusted Income from Continuing Operations will approximate full-year 2012 levels (see Table B for definition). Upside opportunities for the fourth quarter include higher volumes from housing related markets and oilfield chemicals, with down side risks of lower than expected volumes in Europe, competitive pricing pressures in certain Performance Chemicals markets and slower ramp-up of new customer shipments,” said McMullen.

Consolidated Results for the Third quarter Ending August 31, 2013

Net sales decreased $27.0 million, or 9.4%, to $261.2 million for the third quarter of 2013, compared to $288.2 million for the third quarter of 2012. The sales decrease was driven by lower volume of $10.0 million, or 3.5%, and reduced pricing of $18.7 million, or 6.5%, partially offset by favorable currency translation effects of $1.7 million.

Gross profit in the third quarter of 2013 decreased to $54.7 million, compared to $57.8 million in the third quarter of 2012, due to the lower volumes and pricing. Raw material costs declined $15.8 million in the third quarter versus the same period last year. Gross profit margins in the third quarter of 2013 improved to 20.9%, compared to margins of 20.1% in the third quarter of 2012. The increase was due to better product mix and cost reduction actions.

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Selling, general and administrative expense (SG&A) in the third quarter of 2013 was $28.5 million, or 10.9% of sales, compared to $30.4 million, or 10.5% of sales, in the third quarter of 2012. The $1.9 million improvement was due to lower employee expenses and a reduction in discretionary spending.

Interest expense in the third quarter of 2013 declined to $7.7 million, a decrease of $1.1 million from the third quarter of 2012, due to lower borrowing spreads as a result of a March 2013 term loan amendment and lower foreign borrowings.

Income tax expense was $3.4 million, representing a 27.4% effective income tax rate, for the third quarter of 2013, compared to income tax expense of $3.4 million, or a 33.0% effective tax rate, in the third quarter of 2012. The lower rate in 2013 is due primarily to higher income in foreign jurisdictions where the rate is lower than the U.S. statutory rate. The Company estimates its full-year 2013 effective rate will be approximately 30%. Additionally, cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $114.0 million of U.S. federal net operating loss carryforwards and $90.0 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2033.

Net income for the third quarter of 2013 was $9.0 million, or $0.19 per diluted share, compared to net income of $6.4 million, or $0.14 per diluted share, for the third quarter of 2012.

Adjusted Income from Continuing Operations was $9.1 million, or $0.19 per diluted share for the third quarter of 2013, compared to Adjusted Income from Continuing Operations of $7.7 million, or $0.17 per diluted share, in the third quarter of 2012.

As of August 31, 2013, the Company’s debt of $447.7 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $194.5 million maturing in 2018 and $3.2 million of borrowing at foreign operations. Net Debt decreased $22.4 million to $299.8 million during the quarter, due primarily to improved profitability and working capital. Adjusted EBITDA for the prior four quarters (as defined in the Company’s Term Loan Credit Agreement, see Table D) declined slightly to $93.6 million at the end of the third quarter of 2013 as compared to $94.6 million at the end of the second quarter. The Company was in compliance with all lender covenants. The Company expects a full-year reduction in Net Debt of approximately $30.0 million for 2013.

Performance Chemicals Third Quarter 2013 Results

Net sales during the third quarter of 2013 decreased $19.6 million, to $199.1 million, compared to $218.7 million in the third quarter of 2012. Net sales decreased due to reduced pricing of $19.5 million or 8.9%, driven by lower raw material costs and their impact on index pricing and

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competitive pricing pressure in certain markets, and volume declines of $1.1 million or 0.5%, partially offset by favorable foreign currency translation of $1.0 million or 0.5%. On a sequential basis, volumes improved 5.0% compared to the second quarter of 2013 and were the highest quarterly volumes of the year.

For the third quarter of 2013, Performance Chemicals’ Adjusted Segment Operating Profit was $19.3 million, compared to Adjusted Segment Operating Profit of $22.0 million in the third quarter of 2012 (see Table A). Adjusted Segment Operating Profit declined due to the lower volumes in the Performance Materials product line (formerly Paper and Carpet Chemicals), which was partially offset by higher operating profit in the Specialty Chemicals product line. However, Adjusted Segment Operating Profit improved sequentially by $0.5 million as compared to the second quarter of 2013.

Adjusted Segment Operating Profit margin was 9.7% for the third quarter of 2013, compared to Adjusted Segment Operating Profit margin of 10.1% in the third quarter of 2012.

Specialty Chemicals product line sales declined $2.9 million to $124.4 million for the third quarter of 2013, compared to $127.3 million for the third quarter of 2012, driven primarily by lower pricing of $9.9 million, which was partially offset by higher volumes of $6.0 million. Volume growth was achieved in coatings, nonwovens/textiles, antioxidants and elastomeric modifiers. Progress was made in obtaining customer approvals for tire cord adhesive from OMNOVA’s newest plant in Caojing, China, which continues to ramp up volumes. Additionally, the construction of new styrene butadiene latex capacity on the Caojing site was completed and initial production batches have been sent to customers for qualification.

Performance Materials product line sales were $74.7 million for the third quarter of 2013, compared to $91.4 million for the third quarter of 2012, driven by lower year-over-year volumes and reduced pricing. The Company continues to ramp up sales from new business commitments won in the first quarter of 2013. Actions continue to be focused on higher performance products such as bio-based co-polymer hybrid chemistries, ethylene-based emulsions to deliver greater customer value, as well as growth applications such as binders for carpet tile.

The Company previously announced that Performance Chemicals will be consolidating emulsion manufacturing from its Akron, Ohio plant into its Mogadore, Ohio plant over the next 15 months. The Company will increase its acrylics manufacturing capability at Mogadore by repurposing larger, more efficient styrene butadiene latex reactors. The capital associated with this project is estimated to be approximately $10 million, with an estimated operating savings of $4 million per year beginning in 2015. The Akron plant will continue to operate as a drying operation to process emulsions into dry polymers.

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Engineered Surfaces Third Quarter 2013 Results

Net sales were $62.1 million during the third quarter of 2013, a decrease of $7.4 million, or 10.6%, compared to the third quarter of 2012. The sales decrease was driven by lower global films and China residential upholstery sales and the variance from a large one-time order in 2012.

Adjusted Segment Operating Profit improved to $5.2 million in the third quarter of 2013, the highest quarterly Adjusted Segment Operating Profit since 2000. This compares to Adjusted Segment Operating Profit of $4.1 million for the third quarter of 2012 (see Table A). The improvement in Adjusted Segment Operating Profit was the result of favorable product mix, lower manufacturing costs related to the closure of a production plant in the first quarter of 2013, and improved yields.

Adjusted Segment Operating Profit margin improved to 8.4% for the third quarter of 2013, compared to 5.9% in the third quarter of 2012.

Global Coated Fabrics sales were $26.5 million, down $4.0 million compared to the third quarter of 2012. The sales decline was driven by lower sales into China furniture markets and continued softness in the U.S. market, partially offset by higher transportation volume in China due to new automotive wins. Coated Fabrics profitability increased during the quarter, despite lower volumes, due to improved product mix, a lower cost structure and improved manufacturing yields.

Laminates and Performance Films sales were $35.6 million, a decrease of $3.4 million, due to lower global film sales and the variance from a large one-time order a year ago from a national retail chain. However, strong demand continued in residential and commercial construction-related markets for products that go into kitchen and bath, specialty, and home furnishing applications.

Discontinued Operations

As part of a strategy to focus on businesses with greater global growth potential, the Company divested its North American and U.K.-based commercial wallcovering businesses in fiscal 2012, receiving proceeds of $16.2 million in cash and notes, along with future royalty payments. These businesses were classified as discontinued operations at the end of fiscal 2011. As part of a manufacturing transition agreement with the buyer of the North American business, the Company continued to operate a plant in Columbus, Mississippi, which made commercial wallcovering and coated fabric products until February 2013, when production ceased.

In the third quarter of 2013, the Company sold the Columbus site and certain buildings and equipment for $4.2 million of cash and notes, and recorded a gain on asset sale of

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$1.4 million. The Company continues to lease a portion of the site for its U.S. Coated Fabrics distribution operation.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Monday, September 30, 2013, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 21, 2013. A telephone replay will also be available beginning at 1:00 p.m. EDT on September 30, 2013, and ending at 11:59 p.m, EDT on October 21, 2013. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 301533.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2013	2012	2013	2012
Net Sales
Performance Chemicals
Performance Materials	$74.7	$91.4	$211.6	$268.4
Specialty Chemicals	124.4	127.3	382.9	406.6

Total Performance Chemicals	$199.1	$218.7	$594.5	$675.0

Engineered Surfaces
Coated Fabrics	$26.5	$30.5	$85.9	$89.7
Laminates and Performance Films	35.6	39.0	103.3	106.9

Total Engineered Surfaces	62.1	69.5	189.2	196.6

Total Net Sales	$261.2	$288.2	$783.7	$871.6

Segment Operating Profit
Performance Chemicals	$19.2	$22.0	$50.9	$71.1
Engineered Surfaces	5.2	3.0	7.1	6.8
Interest expense	(7.7)	(8.8)	(24.3)	(27.8)
Corporate expense	(4.3)	(5.9)	(15.1)	(15.8)
Deferred financing fees write-off	—	—	(1.5)	—

Income From Continuing Operations Before Income Taxes	12.4	10.3	17.1	34.3
Income tax expense	3.4	3.4	5.3	9.8

Income from continuing operations	9.0	6.9	11.8	24.5
(Loss) Income from discontinued operations, net of tax	—	(.5)	(.1)	2.4

Net Income	$9.0	$6.4	$11.7	$26.9

Depreciation and amortization	$7.8	$7.8	$24.4	$23.9

Capital expenditures	$8.2	$9.4	$17.1	$19.6

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/EBITDA) calculation. EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A

Adjusted Segment Operating Profit Reconciliation

	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2013	2012	2013	2012
Performance Chemicals Segment Operating Profit	$19.2	$22.0	$50.9	$71.1
Restructuring and severance	—	—	2.2	—
Gain on asset sales	(.3)	—	(.3)	—
Accelerated depreciation for production transfer	.4	—	.4	—

Total adjustments to Performance Chemicals’ segment operating profit	.1	—	2.3	—

Performance Chemicals’ Adjusted Segment Operating Profit	$19.3	$22.0	$53.2	$71.1

Engineered Surfaces Segment Operating Profit	$5.2	$3.0	$7.1	$6.8
Restructuring and severance	.6	.2	2.7	.8
Gain on asset sales	(1.4)	—	(1.6)	—
Asset impairment, facility closure costs and other	.7	.1	2.6	.6
Coated Fabrics manufacturing transition costs	.1	.8	.9	2.2

Total adjustments to Engineered Surfaces’ segment operating profit	—	1.1	4.6	3.6

Engineered Surfaces’ Adjusted Segment Operating Profit	$5.2	$4.1	$11.7	$10.4

Total Adjusted Segment Operating Profit	$24.5	$26.1	$64.9	$81.5

TABLE B

Adjusted Income From Continuing Operations Reconciliation

	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars in millions)	2013	2012	2013	2012
Income From Continuing Operations	$9.0	$6.9	$11.8	$24.5
Performance Chemicals segment operating profit adjustments per Table A	.1	—	2.3	—
Engineered Surfaces segment operating profit adjustments per Table A	—	1.1	4.6	3.6
Deferred financing fees write-off	—	—	1.5	—
Income tax impact of excluded items(1)	—	(.3)	(2.5)	(1.1)
Tax benefit from foreign tax election	—	—	—	(1.0)

Adjusted Income From Continuing Operations	$9.1	$7.7	$17.7	$26.0

(1)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the excluded items using the Company’s current estimated effective tax rate of 30%.

TABLE C

Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Three Months Ended August 31,		Nine Months Ended August 31,
(Dollars)	2013	2012	2013	2012
Diluted Earnings Per Share From Continuing Operations	$.19	$.15	$.25	$.54
Performance Chemicals segment operating profit adjustments per Table A	—	—	.05	—
Engineered Surfaces segment operating profit adjustments per Table A	—	.03	.10	.08
Deferred financing fees write-off	—	—	.03	—
Income tax impact of excluded items	—	(.01)	(.05)	(.03)
Tax benefit from foreign tax election	—	—	—	(.02)

Total Earnings Per Share Impact of Adjusted Items	—	.02	.13	.03

Adjusted Diluted Earnings Per Share From Continuing Operations	$.19	$.17	$.38	$.57

Non-GAAP and Other Financial Measures (Continued)

TABLE D

Net Leverage Ratio Calculation

(Dollars in millions)	LTM* 2013	Year-End 2012
Income from continuing operations	$12.4	$25.7
Interest expense	30.5	33.8
Amortization of deferred financing costs	2.4	2.7
Income tax	6.8	11.2
Depreciation and amortization	32.4	32.0

EBITDA	$84.5	$105.4
Restructuring and severance	5.0	1.0
Asset impairments	.6	1.0
Non-Cash stock compensation	2.8	4.5
Other	.7	—

Adjusted EBITDA	$93.6	$111.9

Net Debt Reconciliation

	LTM* 2013	Year-End 2012
Total debt as defined by Term Loan B agreement	$449.9	$455.8
Less cash	(150.1)	(148.5)

Net Debt	$299.8	$307.3

Adjusted EBITDA	$93.6	$111.9

Net Debt/Adjusted EBITDA	3.2x	2.75x

*	LTM: Last Twelve Months Through August 31, 2013

OMNOVA Add 9

This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. All such descriptions and any forward-looking statement speaks only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability

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of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending August 31, 2013 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Net Sales	$261.2	$288.2	$783.7	$871.6
Cost of goods sold	206.5	230.4	622.7	692.9

Gross Profit	54.7	57.8	161.0	178.7
Selling, general and administrative	28.5	30.4	90.2	92.1
Depreciation and amortization	7.8	7.8	24.4	23.9
Asset impairment	—	—	—	.2
Gain on asset sales	(1.8)	—	(1.9)	—
Restructuring and severance	1.4	.3	6.8	1.0
Interest expense	7.7	8.8	24.3	27.8
Deferred financing fees write-off	—	—	1.5	—
Other (income) expense, net	(1.3)	.2	(1.4)	(.6)

	42.3	47.5	143.9	144.4

Income From Continuing Operations Before Income Taxes	12.4	10.3	17.1	34.3
Income tax expense	3.4	3.4	5.3	9.8

Income From Continuing Operations	9.0	6.9	11.8	24.5

Discontinued Operations
Loss from discontinued operations (net of tax)	—	(.5)	(.1)	(3.6)
Gain on sale of discontinued operations (net of tax)	—	—	—	6.0

Total discontinued operations	—	(.5)	(.1)	2.4

Net Income	$9.0	$6.4	$11.7	$26.9

Income per share - Basic and Diluted
Income per share - continuing operations	$.19	$.15	$.25	$.54
Income (loss) per share - discontinued operations	—	(.01)	—	.05

Basic and Diluted Income Per Share	$.19	$.14	$.25	$.59

Weighted-average shares outstanding - Basic	46.2	46.2	46.1	45.8

Weighted-average shares outstanding - Diluted	46.7	46.3	46.6	45.9

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	August 31,	November 30,
	2013	2012
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$150.1	$143.0
Restricted cash	—	5.5
Accounts receivable, net	137.0	130.1
Inventories	83.0	96.2
Prepaid expenses and other	18.2	14.8
Deferred income taxes - current	10.7	10.7
Assets held for sale - current	4.1	—

Total Current Assets	403.1	400.3
Property, plant and equipment, net	214.5	222.8
Trademarks and other intangible assets, net	74.4	79.6
Goodwill	87.7	86.7
Deferred income taxes - non-current	65.5	65.7
Deferred financing fees	9.6	11.3
Other assets	8.5	7.3

Total Assets	$863.3	$873.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$5.2	$9.6
Accounts payable	87.5	102.8
Accrued payroll and personal property taxes	20.9	21.8
Employee benefit obligations	2.1	2.1
Accrued interest	6.7	1.8
Other current liabilities	9.9	7.4

Total Current Liabilities	132.3	145.5

Senior notes	250.0	250.0
Long-term debt - other	191.5	192.6
Postretirement benefits other than pensions	7.4	7.7
Pension liabilities	101.8	111.4
Deferred income taxes - non-current	24.9	23.9
Other liabilities	11.7	12.4

Total Liabilities	719.6	743.5

Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 47.9 million and 47.5 million shares issued at August 31, 2013 and November 30, 2012, respectively	4.8	4.7
Additional contributed capital	334.0	331.8
Retained deficit	(75.5)	(87.2)
Treasury stock at cost; .7 million shares and .6 million shares at August 31, 2013 and November 30, 2012, respectively	(5.2)	(4.4)
Accumulated other comprehensive loss	(114.4)	(114.7)

Total Shareholders’ Equity	143.7	130.2

Total Liabilities and Shareholders’ Equity	$863.3	$873.7

OMNOVA SOLUTIONS INC.

Consolidated Statements of Cash Flows

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Operating Activities
Net income	$9.0	$6.4	$11.7	$26.9
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposal of fixed assets	(1.8)	—	(1.9)	—
Depreciation and amortization	7.8	7.8	24.4	23.9
Gain on sale of business	—	—	—	(6.0)
Impairment of long-lived assets	—	(.3)	—	.2
Amortization of deferred financing fees	.5	.7	1.7	2.1
Non-cash stock compensation expense	.6	1.1	1.7	3.4
Provision for doubtful accounts	(.2)	1.2	—	—
Provision for obsolete inventories	.7	(.2)	1.8	(.2)
Deferred income taxes	.6	(.6)	.9	(.6)
Other	—	.3	.3	—
Changes in operating assets and liabilities:
Accounts receivable	2.8	18.4	(12.0)	27.7
Inventories	12.4	9.4	9.7	(13.2)
Other current assets	(.7)	(1.0)	(.5)	(1.1)
Current liabilities	.7	6.0	(3.9)	11.8
Other non-current assets	2.1	3.0	—	(9.3)
Other non-current liabilities	(.9)	(7.7)	(5.1)	.6
Contribution to defined benefit plan	(4.1)	(13.5)	(8.8)	(16.0)
Discontinued operations	—	1.7	(.1)	4.8

Net Cash Provided By Operating Activities	29.5	32.7	19.9	55.0
Investing Activities
Capital expenditures	(7.9)	(9.4)	(17.5)	(19.6)
Proceeds from insurance settlements	.8	—	.8	—
Proceeds from asset sales	1.4	.4	1.7	.4
Proceeds from sale of businesses	—	(.1)	—	12.3

Net Cash Used In Investing Activities	(5.7)	(9.1)	(15.0)	(6.9)
Financing Activities
Repayment of debt obligations	(.5)	(.5)	(1.5)	(1.5)
Short-term debt borrowings	9.5	34.0	28.5	34.0
Short-term debt payments	(14.2)	(35.3)	(32.2)	(35.5)
Payments for debt refinancing	—	—	(1.2)	—
Restricted cash	5.5	—	5.5	(1.3)
Cash received from exercise of stock options	—	.5	.1	1.9

Net Cash Used In Financing Activities	.3	(1.3)	(.8)	(2.4)
Effect of exchange rate changes on cash	(2.0)	(4.7)	3.0	.9

Net Increase In Cash And Cash Equivalents	22.1	17.6	7.1	46.6
Cash and cash equivalents at beginning of period	128.0	127.9	143.0	98.9

Cash And Cash Equivalents At End Of Period	$150.1	$145.5	$150.1	$145.5

Supplemental Cash Flows Information
Cash paid for:
Interest	$2.4	$3.7	$17.7	$19.8
Income taxes	$1.4	$.4	$3.3	$3.5